EXHIBIT 10.6

SECOND AMENDED AND RESTATED

AGREEMENT FOR CONSTRUCTION AND OPERATION

OF COLUMBIA GENERATING PLANT

Wisconsin Power and Light Company,

Wisconsin Public Service Corporation, and,

Madison Gas and Electric Company

THIS SECOND AMENDED AND RESTATED AGREEMENT FOR THE CONSTRUCTION AND OPERATION OF COLUMBIA GENERATING PLANT (this “Agreement”) is made and entered into as of this 5th day of December, 2017 (the “Effective Date”), by and among Wisconsin Power and Light Company, a Wisconsin corporation (“Power Company”), Wisconsin Public Service Corporation, a Wisconsin corporation (“WPSC”), and Madison Gas and Electric Company, a Wisconsin corporation (“MGE”). The parties hereto are sometimes individually referred to as, a “Company” or a “Party,” and collectively referred to as, the “Companies” or the “Parties.”

BACKGROUND

A.

The Companies own as tenants-in-common two generating units referred to as the “1975 Unit” and the “1978 Unit” and collectively known as the “Columbia Plant” and an associated 345 KV Substation (as hereinafter defined). Over approximately the past forty years, the Companies have entered into a number of agreements, an amendment and restatement of those agreements and amendments to such amended and restated agreement with respect to the Columbia Plant and the 345 KV Substation, which are listed on the attached Exhibit A.

B.

The Companies amended, restated and consolidated the agreements identified in Exhibit A as the “Prior Columbia Agreements” (collectively, the “Prior Columbia Agreements”) into an Amended and Restated Agreement for Construction and Operation of Columbia Generating Plant dated January 17, 2007, as subsequently amended (as so amended, the “Existing Agreement”).

C.

The Parties have entered into certain settlement agreements which obligate such Parties to negotiate certain amendments to the Existing Agreement in good faith, and the Parties wish to effectuate those amendments by further amending and restating the Existing Agreement effective as of the Effective Date.

D.

Material to such amendments are annual modifications and adjustments of Ownership Shares of each Party, subject to the terms and conditions set forth herein.

E.

The Parties’ understanding has been that, subject to the receipt of applicable regulatory approvals, consents and authorizations, the first such modification and adjustment of Ownership Shares would become effective as of January 1, 2017.

Accordingly, the Companies agree that:

Paragraph 1.

Ownership Shares. The Companies hereby provide for the acquisition of a site and the construction and operation of a fossil fuel fired plant and associated 345 KV Substation, consisting of a 1975 Unit and a 1978 Unit, each of approximately 527,000 KW name-plate capacity to be located near Portage, Wisconsin, all to be owned by the Companies as tenants in common with undivided ownership interest expressed as a percentage as follows (in this Agreement referred to as their respective “Ownership Shares”):

The Ownership Shares of the Columbia Plant (the 1975 and 1978 Units) and the 345 KV Substation (as hereinafter defined) are:

Wisconsin Power and Light Company	46.2%
Wisconsin Public Service Corporation	31.8%
Madison Gas and Electric Company	22.0%

Paragraph 1.1.

Capital Expenditures during the Settlement Agreement Period.

(a)

Notwithstanding the provisions of Paragraph 6 hereof, during the period from January 1, 2016 until (but not including) June 1, 2020 (the “Settlement Agreement Period”), all capital expenditures (excluding expenditures for SCR Equipment (as defined herein)) made in respect of the Columbia Plant and the 345 KV Substation shall be entirely funded by Power Company and shall not be shared by the Companies in accordance with their Ownership Shares. In order that the Companies may have greater certainty for their own planning purposes, but without limiting its obligation under the preceding sentence, Power Company commits to use commercially reasonable efforts during the Settlement Agreement Period to incur total capital expenditures for the Columbia Plant and the 345 KV Substation (excluding expenditures for SCR Equipment) in an amount that is no less than the aggregate amount set forth in the budget for the Columbia Plant and the 345 KV Substation attached hereto as Exhibit B; provided that, incurring such capital expenditures is consistent with good utility operating practices at the time that such expenditures are scheduled to be incurred (the “CapEx Budget” and the aggregate amount of capital expenditures reflected thereon being referred to as the “Commitment Amount”). In order that the Companies may have greater certainty for their own planning purposes, but without limiting its obligations under the preceding sentences of this paragraph 1.1(a), Power Company will use commercially reasonable efforts to incur capital expenditures in an amount that is consistent with the amounts set forth in Exhibit B on an annual basis; provided that, incurring such capital expenditures is consistent with good utility operating practices at the time that such expenditures are scheduled to be incurred (the “Annual Budget Amount”). If the capital expenditures incurred in any given year is materially more or less than the Annual Budget Amount, or if Power Company's projections concerning capital expenditures change such that it anticipates spending materially more or less than the Annual Budget Amount in a future year, any of the Companies may request a meeting among senior executive officers of the Companies to discuss the reasons for such variance from the Annual Budget Amount and means of addressing such variance.

The Parties agree that Power Company will not be in breach of this Agreement if, after making reasonable and prudent efforts to spend the Annual Budget Amounts and the Commitment Amount, it fails to make capital expenditures in the amounts and during the periods(s) set forth in Exhibit B, including if it fails to make aggregate capital expenditures of at least the Commitment Amount during the Settlement Agreement Period. For any Unforeseen Capital Expenditure (as defined herein) that arises during the Settlement Agreement Period, Power Company may, but shall not be obligated to, request a meeting among senior executive officers of the Companies to discuss sharing the responsibility for funding such Unforeseen Capital Expenditure among the Companies in proportion to their respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 hereof. If either WPSC or MGE agrees, in its sole and absolute discretion, to share responsibility for any Unforeseen Capital Expenditure, then, notwithstanding the provisions of this Paragraph 1.1(a), such Company shall be required to fund such Unforeseen Capital Expenditure in proportion to its Ownership Share, as such Ownership Share may be modified and adjusted from time to time pursuant to Paragraph 1.2. For purposes of this Agreement, “Unforeseen Capital Expenditure” shall mean any capital expenditure (in any amount) made in respect of the Columbia Plant or the 345 KV Substation during the Settlement Agreement Period that is not reflected in the CapEx Budget.

(b)

The provisions of Paragraph 1.1(a) shall only be applicable to WPSC’s and MGE’s obligations to share in and fund capital expenditures during the Settlement Agreement Period pursuant to Paragraph 6 hereof and shall not affect or otherwise apply to WPSC’s or MGE’s obligations to share in and fund other expenditures pursuant to this Agreement in respect of the Columbia Plant or the 345 KV Substation made before, during or after the Settlement Agreement Period in proportion to their respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein, including without limitation, WPSC’s and MGE’s obligations to share in operation and maintenance expenditures, fuel expenditures and all other non-capital expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and 345 KV Substation pursuant to Paragraph 6 of this Agreement.

(c)

Upon the end of the Settlement Agreement Period, WPSC and MGE shall resume their obligations to share and fund capital expenditures made in respect of the Columbia Plant and the 345 KV Substation in proportion to their respective Ownership Shares, as such Ownership Shares have been modified and adjusted pursuant to Paragraph 1.2, in accordance with Paragraph 6 hereof.

(d)

Nothing in this Paragraph 1.1 or otherwise in this Agreement shall be interpreted to allow any of the Companies to avoid paying its share of any capital expenditures associated with the acquisition and installation of the selective catalytic reduction emission control equipment (the “SCR Equipment”) authorized by the Public Service Commission of Wisconsin in Docket 05-CE-143. Each Company’s share and responsibility for the costs and expenditures related to the SCR Equipment shall be as follows: Power Company: 46.2%, WPSC: 31.8% and MGE: 22% (the “Effective Date Ownership Shares”).

Paragraph 1.2.

Adjustments in Ownership Shares during the Settlement Agreement Period

(a)

On each Ownership Share Adjustment Date (as defined herein), the then effective Ownership Shares shall be modified and adjusted as follows: (i) Power Company’s

Ownership Share shall be increased by a fractional amount, expressed as a percentage, the numerator of which is the result of (A) aggregate Capital Relief Amount applicable to both WPSC and MGE for the Capital Relief Period ending immediately prior to such Ownership Share Adjustment Date divided by (B) the MW Price, and the denominator of which is the Columbia Nameplate MWs, (ii) WPSC’s Ownership Share shall be decreased by a fractional amount, expressed as a percentage, the numerator of which is the result of (A) the Capital Relief Amount applicable to WPSC for the Capital Relief Period ending immediately prior to such Ownership Share Adjustment Date divided by (B) the MW Price, and the denominator of which is the Columbia Nameplate MWs and (iii) MGE’s Ownership Share shall be decreased by a fractional amount, expressed as a percentage, the numerator of which is the result of (A) the Capital Relief Amount applicable to MGE for the Capital Relief Period ending immediately prior to such Ownership Share Adjustment Date divided by (B) the MW Price, and the denominator of which is the Columbia Nameplate MWs. For purposes of this Agreement, (v) “Columbia Nameplate MWs” means 1,112, (w) “Capital Relief Amount” means, with respect to a Company for a Capital Relief Period, an amount equal to the total capital expenditures (other than capital expenditures made in connection with the SCR Equipment) made by the Power Company during such Capital Relief Period pursuant to Paragraph 1.1(a), multiplied by the Ownership Share applicable to such Company during such Capital Relief Period, (x) “Capital Relief Period” shall mean each of the following separate periods: calendar year 2016, calendar year 2017, calendar year 2018 and calendar year 2019 and the period from (and including) January 1, 2020 through (and excluding) June 1, 2020, (y) “MW Price” means $830,000 and (z) “Ownership Share Adjustment Date” means each of the following dates: December 5, 2017 (the “Initial Ownership Share Adjustment Date”), January 1, 2018, January 1, 2019, January 1, 2020 and June 1, 2020.

(b)

The Operating Company shall calculate and determine the modified and adjusted Ownership Shares of each Company as of each Ownership Share Adjustment Date. Within a reasonable time following each Ownership Share Adjustment Date, the Operating Company shall notify WPSC and MGE in writing of, the modified and adjusted Ownership Shares of the Companies as of January 1, 2017, in the case of the Initial Ownership Share Adjustment Date, and as of such Ownership Share Adjustment Date, in the case of all other Ownership Share Adjustment Dates, pursuant to this Paragraph 1.2. Any such notice shall include a reasonably detailed calculation of the modified and adjusted Ownership Shares, including a reasonably itemized description of the capital expenditures and their associated costs and the Capital Relief Amount applicable to each of WPSC and MGE for the applicable Capital Relief Period.

(c)

WPSC and MGE shall each have the right to review, or cause a representative to review, the Operating Company’s determination of the modified and adjusted Ownership Shares (including the capital expenditure amounts and the determination of the Capital Relief Amounts) within one hundred twenty (120) days of the later of the delivery of the notice referred to in Paragraph 1.2(b) or the applicable Ownership Share Adjustment Date. The Operating Company shall use reasonable commercial efforts to cooperate with any such review(s) and to respond to requests for records reasonably related to the calculation. Any dispute with respect to the Operating Company’s determination of the modified and adjusted Ownership Shares must be brought within one hundred twenty (120) days of the later of the delivery of such notice or the applicable Ownership Share Adjustment Date and shall be subject to the dispute resolution provisions set forth in Paragraph 18.

(d)

In the event that the aggregate capital expenditures (excluding expenditures for SCR Equipment) made by Power Company in respect of the Columbia Plant and the 345 KV Substation during the Settlement Agreement Period is less than the Commitment Amount (the shortfall amount referred to as the, “Shortfall Amount”), then (i) for purposes of modifying and adjusting the Ownership Shares of the Companies on the June 1, 2020 Ownership Share Adjustment Date pursuant to the provisions of this Paragraph 1.2, Power Company shall be deemed to have made capital expenditures in an amount equal to the Shortfall Amount on the last day of the Capital Relief Period ending on the day immediately preceding such Ownership Share Adjustment Date in addition to any other capital expenditures made by the Power Company during such Capital Relief Period and (ii) each Company’s (other than Power Company’s) obligations to make capital expenditures after June 1, 2020 shall be offset by an aggregate amount equal to the Shortfall Amount multiplied by such Company’s Ownership Shares effective as of the June 1, 2020 Ownership Share Adjustment Date.

(e)

The Ownership Shares determined with respect to an Ownership Share Adjustment Date (other than the June 1, 2020 Ownership Share Adjustment Date) pursuant to this Paragraph 1.2 shall, subject to the resolution of any dispute related thereto, be effective as of January 1, 2017, in the case of the Initial Ownership Share Adjustment Date, and as of such Ownership Share Adjustment Date, in the case of all other Ownership Share Adjustment Dates, for all purposes under this Agreement until the Ownership Shares are further modified and adjusted on the next Ownership Share Adjustment Date. The Ownership Shares determined on the June 1, 2020 Ownership Share Adjustment Date pursuant to Paragraph 1.2 shall, subject to the resolution of any dispute related thereto, be effective as of that Ownership Share Adjustment Date for all purposes under this Agreement until further modified and adjusted by a written agreement executed by each of the Companies. All taxes (other than income taxes), costs, fees or other expenditures payable to any governmental authority or other third-party (excluding fees and expenses of attorneys, accountants and other professional service providers of the Companies) as a result of any modification and adjustment of Ownership Shares with respect to any Ownership Share Adjustment Date pursuant to this Paragraph 1.2 (including any transfer of Ownership Shares from any Company to another Company deemed to occur on an Ownership Share Adjustment Date as a result of such modification and adjustment) will be shared and funded by the Companies in proportion to their respective Ownership Shares, as modified and adjusted pursuant to this Paragraph 1.2, that were effective immediately prior to such Ownership Share Adjustment Date.

(f)

If any approval, consent or authorization of any governmental authority or other third-party is required, any waiting period (or any extension thereof) is required to be observed, or any notice or filing is required to be delivered or made, in connection with or related to a modification and adjustment of Ownership Shares with respect to an Ownership Share Adjustment Date pursuant to this Paragraph 1.2 (or in connection with any transfer of Ownership Shares from any Company to another Company deemed to occur with respect to such Ownership Share Adjustment Date as a result of such modification and adjustment), each of the Companies and their respective subsidiaries and affiliates will cooperate and take, or cause to be taken, all actions reasonably necessary in order for any such approval, consent or authorization to be obtained, any such waiting period (or any extension thereof) to be observed, expire or be terminated, and any such notice or filing to be delivered or made, prior to such Ownership Share Adjustment Date. For each modification and adjustment of the Ownership Shares pursuant to

Paragraph 1.2, on the later of the applicable Ownership Share Adjustment Date or as soon as reasonably practicable following the Operating Company’s delivery of the notice contemplated by Section 1.2(b) relating to such Ownership Share Adjustment Date, the Companies shall execute and deliver such documents and instruments that the Companies reasonably determine in good faith are necessary or advisable to memorialize or effectuate the modification and adjustment of the Ownership Shares occurring with respect to such Ownership Share Adjustment Date pursuant to this Paragraph 1.2, including, but not limited to, an asset purchase agreement, bill of sale, assignment agreement and deed in a form and substance reasonably satisfactory to the Companies (“Transfer Documentation”); provided that, with respect to such Transfer Documentation, any representations and warranties shall be limited to corporate existence and authority, regulatory authorization, no conflicts, third party filings, consents or approvals, and freedom from liens and other encumbrances and such Transfer Documentation will be effective as of such Ownership Share Adjustment Date.

(g)

The Companies acknowledge and agree that Power Company’s obligation to fund entirely capital expenditures in respect of the Columbia Plant and the 345 KV Substation during the Settlement Agreement Period pursuant to Paragraph 1.1 hereof is predicated upon the agreement of the Companies to modify and adjust the Ownership Shares of the Companies as provided in this Paragraph 1.2.

Paragraph 2.

Construction Committee. Construction of the Columbia Plant and 345 KV Substation shall be carried out by the Companies under the direct supervision and direction of Power Company and under the general policy supervision and direction of a Construction Committee to be established by the Companies. All of the Companies shall be represented on the Construction Committee and the voting power of the representatives of each Company shall be in proportion to the then applicable Ownership Share of such Company. The vote of the representatives of Companies having Ownership Shares aggregating more than 50% shall be controlling on any question to be determined by the Construction Committee. The Companies and their representatives on the Construction Committee shall use their best efforts toward the end that the 1975 Unit will be completed, and commercial operation commenced, on or about March 1, 1975, and the 1978 Unit will be completed, and commercial operation commenced, on or about June 1, 1978.

Paragraph 3.

Scope of Project. The Columbia Plant and 345 KV Substation to be so owned in common shall consist of the site and all property of the character of the electric plant, as defined in the Uniform System of Accounts referred to in Paragraph 6 hereof which shall be included in the general or detailed 1975 and 1978 Units and site plans approved from time to time by the Construction Committee, including cooling lake and cooling tower facilities and any off-site railroad lines or unit train facilities approved by the committee in connection with the project. The 345 KV substation facilities to be owned in common (hereinafter called collectively “345 KV Substation”) shall consist of the following assets: the generation step-up transformers and associated disconnect switches, other structures, equipment and facilities necessary either to support the generation function of the substation or the generation and transmission functions of the substation (but not structures, equipment and facilities necessary to support only the transmission functions of the substation), and land.

Paragraph 4.

Contracts and Agency Authorization. The Companies shall, with reasonable expedition, enter into or authorize the entry on their behalf into contracts (which may be purchase order contracts) providing for (a) the purchase or acquisition of a site or an addition to a site, materials, equipment and service for, and construction of, the Columbia Plant and 345 KV Substation, and (b) insurance to insure all work under construction against risks usually insured against for such work. Each such contract shall provide, among other things, that the performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the Companies in proportion to their respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein, and that the invoices for such billing (Contractor’s Invoice or Invoices) shall be submitted in the names of the Companies, in the care of Power Company.

The Companies agree that Power Company shall be authorized as the agent for the Companies to negotiate and execute any and all such contracts, subject to the limitations set forth elsewhere in this Agreement, and also to apply for and conduct such regulatory proceedings and make such filings as may be required in connection with the construction or operation of the Columbia Plant and 345 KV Substation; and the Companies shall execute such separate agency authorizations as may be convenient to evidence such authority.

Power Company undertakes and agrees that all contracts made and all other actions by it as such agent will be made and done in accordance with good utility practices and in conformity with the determinations of general policy made by the Construction Committee constituted as provided in Paragraph 2 of this Agreement, which general policies shall also be consistent with good utility practices. As soon as practicable after entry into any contract, modification or cancellation that affects any significant commitment or other obligation of the Companies hereto or after the making of filings with regulatory agencies on behalf of the other Companies or the making of decisions involving substantial policy, Power Company shall give notice thereof to each of the other Companies hereto and shall provide such copies or summaries as may be necessary for the accounting and other records of the Companies.

The contract and regulatory agency authorization agreements for the 1978 Unit dated August 30, 1972 are hereby amended, with respect to Ownership Shares, to conform to the Ownership Shares stated in Paragraph 1 above, and such contract and agreements shall be deemed amended by the Companies in connection with each modification and adjustment of Ownership Shares pursuant to Paragraph 1.2 herein.

Paragraph 5.

Books and Records. Books of account and records containing details of the items of cost applicable to the construction of the Columbia Plant and 345 KV Substation and to its operation and maintenance shall be kept by the Operating Company and shall be open to examination at any time by the other Companies or their representatives. The Operating Company shall furnish the Companies with summaries or counterparts of such books of account and records as may be necessary to satisfy all applicable regulatory requirements.

Paragraph 6.

Expenditures. All expenditures in respect of the Columbia Plant and 345 KV Substation shall be accounted for in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for Public Utilities and Licensees.

Except as otherwise provided for herein, all expenditures (including, but not limited to, expenditures for a site, any addition to a site, administration, labor, special training costs, payroll taxes, employee benefits, maintenance, material, research and development, supplies and service) for the licensing, construction, operation, and maintenance of the Columbia Plant and 345 KV Substation and for capital expenditures, renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their Ownership Shares in effect at the time such expenditure is incurred; provided, however, that all such expenditures incurred between January 1, 2017 and December 31, 2017 shall be shared by the Companies in proportion to their Ownership Shares determined with respect to the Initial Ownership Share Adjustment Date; provided, further, that during the Settlement Agreement Period, the obligation of each Company to make contributions in respect of capital expenditures shall be governed by Paragraph 1.1. Notwithstanding anything herein to the contrary, (i) all obligations, costs, liabilities and expenses relating to the retirement, sale or other disposition of any asset or property applicable to the Columbia Plant or the 345 KV Substation that was acquired prior to January 1, 2017, including without limitation, all asset retirement obligations covered by or subject to Accounting Standard Codification No. 410 (ASC 410) and any environmental obligations, but excluding all costs of removal, shall be shared by and apportioned among the Parties proportionately in accordance with their Average Annual Ownership Shares as of the date of such retirement, sale or other disposition; (ii) all obligations, costs, liabilities and expenses relating to the retirement, sale or other disposition of any asset or property applicable to the Columbia Plant or the 345 KV Substation that is acquired during or after the expiration of the Settlement Agreement Period, including without limitation, all asset retirement obligations covered by or subject to Accounting Standard Codification No. 410 (ASC 410) and any environmental obligations (or underlying condition), but excluding all costs of removal, shall be shared by and apportioned among the Parties proportionately in accordance with Ownership Shares in effect as of the date that such obligation, cost, liability or expense is incurred; and (iii) all costs of removal related to the retirement, sale or other disposition of any asset or property applicable to the Columbia Plant or the 345 KV Substation shall be shared by and apportioned among the Parties proportionately in accordance with Ownership Shares in effect as of the date that such costs are incurred. For the purpose of the preceding clause (ii), the Companies agree with respect to an obligation, cost, liability or expense (including any underlying environmental condition or any other activity giving rise to such obligation, cost, liability or expense) that is traceable to a single point in time, such point in time shall be determinative of each Company’s effective Ownership Share, and (2) with respect to an obligation, cost, liability or expense (including any underlying environmental condition or any other activity giving rise to such obligation, cost, liability or expense) that relates to an event or group of related events that takes place over a period of time, each Company’s obligation, cost, liability or expense shall be based on the average of the Ownership Shares of such Company in effect over the period of time of such event or group of related events. For purposes of this Agreement, “Average Annual Ownership Shares” shall mean, for each Company as of the date of retirement, sale or other disposition of an asset or property applicable to the Columbia Plant or the 345 KV Substation, the average of the Ownership Shares of such Company, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein, in effect on the first day of each calendar year during the period beginning on the first day of the calendar year immediately following the first date of commercial operation of the 1978 Unit and continuing through the first day of the calendar year during the year in which such asset or property is retired, sold or otherwise disposed of. For purposes of determining Average Annual Ownership Shares, the Effective Date Ownership Shares shall be deemed effective for the Parties for the first day of each calendar year prior to January 1, 2017, and thereafter the modified and adjusted Ownership Shares pursuant to Paragraph 1.2 shall apply.

Expenditures of Power Company incurred in connection with preliminary planning for the Columbia Plant and 345 KV Substation shall be treated as expenditures on behalf of all the Companies and the other Companies shall reimburse Power Company for their respective ownership proportions of the cost thereof based on the Companies’ respective Ownership Shares at the time such expenditures were incurred. Expenditures of Power Company heretofore incurred in acquiring a site shall be treated as expenditures on behalf of all of the Companies, and the other Companies shall reimburse Power Company for their respective ownership proportion of the book cost thereof based on each Company’s respective Ownership Shares at the time of such site acquisition.

Interest charges on borrowed funds, income taxes, and property, business and occupation and like taxes, of each Company shall be borne entirely by such Company; and such items, as well as depreciation, amortization, interest charged to construction, and impairment charges, shall not be deemed expenditures for purposes of this Paragraph 6.

Paragraph 7.

Funds. Whenever and so long as the Operating Company or a majority of the Companies may so demand, the Companies shall maintain a separate joint account or accounts for the Columbia Plant and 345 KV Substation (collectively, the “Joint Account”) in a bank or banks approved by the Operating Company, the title of which Joint Account shall be in the respective Companies in proportion to their Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2. While so maintained and unless otherwise agreed by the Companies, all construction and capital expenditures, and all other expenditures referred to in the second subparagraph of Paragraph 6, shall be paid out of the Joint Account.

From time to time, the Operating Company may request the Companies to advance such amount as is then needed for cash working capital for the Columbia Plant and 345 KV Substation project. Within ten (10) days thereafter, or from time to time as specified in such request, the Companies, pro rata according to their respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2, shall deposit the amount specified in such request. Such deposit shall be made in the Joint Account, if such accounts are being maintained at the time for such purpose; otherwise, such deposit shall be made to the credit of the Operating Company in a bank designated by it.

As promptly as practicable after the end of each month, the Operating Company shall send to each of the Companies a statement in reasonable detail of all expenditures for such month and the amount of each Company’s share thereof.

The Operating Company shall cause to be drawn and to be delivered on behalf of the Companies, from funds so provided, checks or drafts in payment of expenditures. Funds so provided shall be disbursed in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint Account shall be bonded in favor of the Companies as their respective interests may appear, for such amounts as the Construction Committee may determine. The Operating Company accepts sole responsibility for the handling or disbursement of funds deposited to its credit.

Paragraph 8.

Default. During any period that a Company is in default in whole or in part in performing any of its obligations under this Agreement, such Company shall be obligated to pay any damages to the non-defaulting Companies resulting from the default, and in case of a default in making any payment then required under this Agreement, (a) such Company shall be entitled to no energy from the 1975 and/or 1978 Units during such period, and (b) the non-defaulting Companies shall be entitled to all of the energy from the 1975 and/or 1978 Units in proportion to their Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2. No such default shall affect any Company’s modified ownership interest, or any Company’s obligations under Paragraphs 6 and 7.

Paragraph 9.

Operating Committee.

(a)

The Companies shall establish an Operating Committee for the purpose of establishing general policies for the operation and maintenance of the Columbia Plant and 345 KV Substation, which policies shall be in accordance with good utility operating practices. All of the Companies shall be represented on the Operating Committee and the voting power of the representatives of each Company shall be in proportion to their Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein. The Operating Committee shall meet at the call of any member, and the representatives of each Company shall take into account good utility operating practices when voting on any matter put before the Operating Committee.

(b)

Except as specifically set forth herein, the vote of the representatives of Companies having Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein, aggregating more than 50% shall be controlling on any question to be determined by the Operating Committee.

(c)

Individual capital expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation (or a series of such expenditures that are related to one project) less than or equal to $5,000,000 may be effected by the Operating Company without the prior approval, consent or authorization of the Operating Committee or any other Company.

(d)

Subject to Paragraph 9(e), individual capital expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation (or a series of such expenditures that are related to one project) in an amount greater than $5,000,000 may be effected by the Operating Company only upon the consent of the Companies owning, in aggregate, 60% or more of the Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2; provided that, during the Settlement Agreement Period, capital expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation (i) that do not require the issuance of a Certificate of Authority from the Public Service Commission of Wisconsin under

Wisconsin Statute 196.49, as the same may be amended or replaced (“Certificate of Authority”), and (ii) that will be fully paid by the Operating Company prior to the expiration of the Settlement Agreement Period, may be effected by the Operating Company without the prior approval, consent or authorization of the Operating Committee or any other Company.

(e)

Capital expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation that require the issuance of a Certificate of Authority may be effected by the Operating Company only upon the unanimous consent of all of the Companies.

(f)

In the event of a conflict between this Agreement and any policy, procedure, decision, term or condition enacted or promulgated by the Operating Committee, this Agreement will control, and the Companies shall take or cause to be taken all actions necessary to amend any such policy, procedure, decision or term so as to be consistent with this Agreement. For the avoidance of doubt, the joint operating manual shall be amended by the Companies working together in good faith to cause such document to be consistent with the provisions of this Agreement.

(g)

All determinations made by each Company whether to consent to capital expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation shall be made in accordance with good utility operating practices.

Paragraph 10. Operations and Maintenance. The Columbia Plant and 345 KV Substation will be directly operated and maintained by the Operating Company in accordance with good utility operating practices and the general policies to be established by the Operating Committee, which general policies will also be established in accordance with good utility operating practices. Power Company shall be the “Operating Company.” It shall operate and maintain the Columbia Plant and 345 KV Substation in the same manner as if they were one of its own generating stations and substations, utilizing its own employees and supervisory personnel as required in the performance of this Agreement, and any independent technical advisors which it may select, and otherwise acting in all respects as though it were an independent contractor engaged by the Companies to be responsible for the result to be attained; i.e. generation of power and energy at the Columbia Plant, as economically as possible, and delivery thereof to the connected 345 KV transmission system for transmission to the Companies, the Operating Company having sole responsibility for the specific manner of attaining that result. During operation conditions which the Operating Company, in its sole judgment, deems abnormal, the Operating Company shall take such action as it deems appropriate to safeguard equipment and to maintain service of the Columbia Plant and 345 KV Substation.

In hiring additional employees for work at the Columbia Plant, the Operating Company will give reasonable preference to qualified employees of the other two Companies who express their desire to work at the Columbia Plant and have the consent of their respective Companies to make an application.

The term “good utility operating practices” as used in this Agreement shall mean any of the practices, methods and acts which, in the light of the facts known to the Operating

Company or any other Company, the Operating Committee or any member of the Operating Committee, as applicable, at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with regulatory considerations, environmental considerations, reliability, safety and expedition. In determining whether any practice, method or act is in accordance with good utility operating practices due consideration shall be given to the fact that the design and other aspects of construction of electric generating units involve the application of advancing technology and are subject to changing regulatory and environmental requirements.

No Company shall be entitled to recover from any other Company any damages resulting from error or delay in the design, engineering, procurement, installation, construction or repair of the Columbia Plant or 345 KV Substation or for any damages to same, any curtailment of power, or any damages of any kind, including consequential damages, occurring during the course of the design, engineering, procurement, installation, construction, repair, operation, maintenance, shutdown, demolition or disposal of the Columbia Plant or 345 KV Substation, unless such damages shall have resulted from a violation of this Agreement occurring pursuant to action authorized by a corporate officer or the board of directors of such Company; provided, however, that the Companies shall share risks and costs of employee negligence and other risks, costs and liabilities related to the operation and maintenance of the Columbia Plant and 345 KV Substation in accordance with their respective Ownership Shares in effect at the time such risk, cost or liability was incurred. For the purpose of this paragraph, the Companies agree (1) with respect to a risk, cost or liability that is traceable to a single point in time, such point in time shall be determinative of each Company’s effective Ownership Share, and (2) with respect to a risk, cost or liability that relates to an event or group of related events that take place over a period of time, each Company’s respective risk, cost or liability shall be based on the average of the Ownership Shares of such Company in effect over the period of time of such event or group of related events

Paragraph 11. Operations and Maintenance Expenses and Certain other Matters.

(a)

From the date of commercial operation of the 1975 unit until the date of commercial operation of the 1978 unit, capacity, energy and operation and maintenance expenses of the 1975 Unit and 345 KV Substation incurred during such period shall be shared by the Companies in proportion to their respective Ownership Shares as they existed at the time of such expenses.

(b)

From the date of commercial operation of the 1978 Unit and continuing thereafter: (i) the capacity and energy of the Columbia Plant and 345 KV Substation shall be shared by the Companies in proportion to their respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2; and (ii) the operation and maintenance expenses of the Columbia Plant and 345 KV Substation shall be shared by the Companies in proportion to their respective Ownership Shares in effect at the time such expenses are incurred; provided, however, that all such capacity, energy, and operations and maintenance expenses between January 1, 2017 and December 31, 2017 shall be shared by the Companies in proportion to their Ownership

Shares determined with respect to the Initial Ownership Share Adjustment Date.

(c)

On each Ownership Share Adjustment Date (other than the Initial Ownership Share Adjustment Date), the Operating Company shall calculate the O&M True Up Amount (as defined herein) for each Company during the applicable True Up Period (as defined herein); provided, however, that for the True Up Period applicable to the June 1, 2020 Ownership Share Adjustment Date, the O&M True Up Amount for each Company shall be calculated by the Operating Company on January 1, 2021. WPSC and MGE shall each have the right to audit, or cause a representative to audit, the Operating Company’s calculation of the O&M True Up Amounts within one hundred twenty (120) days following the later of the Operating Company providing WPSC and MGE with its reasonably detailed calculation of the applicable O&M True Up Amounts or the applicable Ownership Share Adjustment Date. The Operating Company shall use reasonable commercial efforts to cooperate with any such audit(s) and to respond to requests for records reasonably related to the calculation. Any dispute with respect to the Operating Company’s calculation of the O&M True Up Amounts must be brought within one hundred twenty (120) days of the later of the Operating Company providing WPSC and MGE with its calculation of the applicable O&M True Up Amounts or the applicable Ownership Share Adjustment Date and shall be subject to the dispute resolution provisions set forth in Paragraph 18. Promptly following the final determination of an O&M True Up Amount, each Company with an O&M True Up Amount for the applicable True Up Period that is a negative number (e.g. an underpayment) shall make appropriate true-up payments to each Company with an O&M True Up Amount for such True Up Period that is a positive number (e.g. an overpayment) in an amount not to exceed in the aggregate the absolute value of the O&M True Up Amount that is a negative number. For purposes of this Agreement, “O&M True Up Amount” shall mean, for each Company during a True Up Period, a positive (overpayment) or negative (underpayment) amount equal to the result of

(i)

the aggregate amount of operation and maintenance expenses paid by such Company in respect of the operation and maintenance of the Columbia Plant and the 345 KV Substation during such True Up Period, minus (ii) the aggregate amount of operation and maintenance expenses that such Company would have been required to pay in respect of the operation and maintenance of the Columbia Plant and the 345 KV Substation during such True Up Period if such Company’s Ownership Shares were equal to the Average Ownership Shares during such True Up Period. For purposes of this Agreement, “True Up Period” shall mean, (a) for each Ownership Share Adjustment Date other than the Initial Ownership Share Adjustment Date and June 1, 2020, the calendar year immediately preceding such Ownership Share Adjustment Date, and (b) for the June 1, 2020 Ownership Share Adjustment Date, the five (5) month period immediately preceding June 1, 2020 and ending on May 31, 2020. For purposes of this Agreement “Average Ownership Shares” shall mean, for each Company during a True Up Period, the average of the Ownership Shares of the Company that would be in effect on the first day of each calendar month during the True Up Period if the Ownership Shares for the Company were modified and adjusted pursuant to the methodology set forth in Paragraph 1.2 on the first day of each calendar month during the True Up Period. No O&M True Up Amount shall be required to be calculated on the Initial Ownership Share Adjustment Date and no true up payment will be required to be made by any Company for any period prior to January 1, 2017. For purposes of this Paragraph 11(c), expenses and costs related to fuel are not considered operation and maintenance expenses, and such costs and expenses will (i) be shared and funded by the Companies in proportion to their respective Ownership Shares pursuant to Paragraph 6 hereof and (ii) not be subject to true-up pursuant to the provisions of this Paragraph 11(c).

(d)

As referred to herein, operation and maintenance expenses shall include administration and general expenses and fixed charges on general investments allocable.

(e)

Operations and maintenance expenses necessary for the operation of the Columbia Plant and 345 KV Substation shall be made by the Operating Company as required by good utility operating practices.

(f)

Individual operations and maintenance expenditures for the Columbia Plant and the 345 KV Substation (or a series of such expenditures that are related to one project) in an amount less than or equal to $2,000,000 may be effected by the Operating Company without the prior approval, consent or authorization of the Operating Committee or any other Company.

(g)

Individual operations and maintenance expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation (or a series of such expenditures that are related to one project) in an amount greater than $2,000,000 may be effected by the Operating Company only upon the consent of Companies owing, in aggregate, 60% or more of the Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2.

(h)

All determinations made by each Company whether to consent to operations and maintenance expenditures for the licensing, construction, operation and maintenance of the Columbia Plant and the 345 KV Substation shall be made in accordance with good utility operating practices.

Paragraph 12. Renewals, Replacements, Additions and Retirements. Renewals, replacements and additions necessary for the operation of the Columbia Plant and 345 KV Substation shall be made as required by good utility operating practices. Renewals, replacements, additions and retirements (and related dispositions and sales) shall be effected by the Operating Company subject to the general policies established by the Operating Committee and Paragraph 6. Retirements, sales and other dispositions of the Columbia Plant and 345 KV Substation property shall be effected only in a manner consistent with the Companies’ respective mortgage indentures, if any.

Paragraph 13. Title to Property. Title to all property, whether real, personal or mixed, and whether tangible or intangible, and including without limitation property acquired for use or consumption in connection with its construction, operation or maintenance, and all options or contract rights for the acquisition of real property as the proposed site or an alternate site or adjacent or buffer land to a site for the Columbia Plant and 345 KV Substation now owned or hereafter acquired or constructed for the purposes of the Columbia Plant and 345 KV Substation, whether held at any time or from time to time in the name or names of one or more of the Companies or of any nominee, agent or contractor of any one or more of the Companies, shall at all times be in the Companies as tenants in common with undivided interests in proportion to their Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein. Construction, acquisitions and purchases shall be made in such manner that title shall vest in accordance with the foregoing. All titles and interests of the Companies as such tenants in common shall be subject from inception to the provisions of Paragraph 14. Any alternative property acquired but not necessary for the Columbia Plant and 345 KV Substation shall be disposed of in accordance with the direction by the Construction Committee. Title to the proposed site now owned by Power Company shall be expanded to include other Companies upon reimbursement to Power Company of other Companies’ proportionate share of the site cost.

Paragraph 14. Transferability of Interests.

(a)

Policy. The relation of tenants in common in the construction, maintenance and operation of the Columbia Plant and 345 KV Substation (hereinafter called “Subject Properties”) as provided by this Agreement, and the agreements herein for the operation and maintenance thereof by selected Companies, are each undertaken in mutual trust and confidence in the financial responsibility, engineering and operating competence, efficiency and common objectives of the Companies. Since the effects of transfers of the interests of any of the Companies upon the rights and interests of the other Companies over the long term of this Agreement cannot be determined at this time, it must be presumed that such effects might be adverse. Therefore, each of the Companies, for the protection of itself and of each of the other Companies, agrees that its interests in this Agreement and its titles to and interests in all Subject Properties shall at all times during the term of this Agreement be subject to the provisions of this Paragraph 14.

(b)

Restrictions on Transfer - General. Each Company agrees that, during the term of this Agreement and except as specifically permitted under Paragraphs 1.1, 1.2, 14(c) and 14(d), neither its interest in this Agreement nor its interest in any of the Subject Properties shall be assigned, transferred or otherwise disposed of or permitted or required to be partitioned, or shall be permitted to be subject to any lien or encumbrance of any character, without the written consent of the other Companies.

(c)

Restrictions on Transfer - Exceptions. The provisions of Paragraph 14(b) shall not restrict (i) dispositions and sales incident to renewals or replacements, or (ii) the right of any Company to subject its own interest to the lien of any mortgage upon all or substantially all of its physical electric utility property, or (iii) the right of any purchaser on foreclosure of any such mortgage to acquire any interest subject to any such mortgage, or

(iv) the right of any Company to transfer voluntarily its interest as an incident to any sale, merger or other transfer of all or a substantial part of its electric facilities as an operating entirety, if the transferee assumes the obligations of the transferor under this Agreement and has the ability and adequate financial responsibility to carry out such obligations. The exceptions in the foregoing clauses (ii), (iii) and (iv) shall not be deemed to allow any of the Companies to grant, extend, transfer or permit to any mortgagee, purchaser on foreclosure or other transferee of its interest in any of the Subject Properties, any right to partition or to require partitioning of the Subject Properties.

(d)

Paramount Right of Purchase. All titles to Subject Properties shall be held subject to the right of purchase provided in this Paragraph 14(d) in favor of the other Companies, which shall be paramount to the rights of any person (other than one or more of the Companies) who shall succeed to the interests of any of the Companies. If, at any time during the term of this Agreement, any purchaser upon foreclosure or upon partition, or any receiver or liquidator, or any trustee or assignee in bankruptcy, or any other transferee by operation of law or otherwise of the interest of any Company in any of the Subject Properties, or any successor or transferee of any thereof, shall be finally upheld in any claim of ownership of any of the Subject Properties (herein referred to as “Incident Creating Right of Purchase”), the other Companies shall have the right (but not the obligation) to elect to purchase (in proportion to the respective Ownership Shares of such other Companies, if more than one shall desire to purchase) the entire interest in the Subject Properties of or derived from such Company, at a purchase price equal to the depreciated book value thereof, as determined under the Uniform System of Accounts mentioned in Paragraph 6 hereof. Notice of such election to purchase shall be served upon the holder of such interest within six (6) months after the Incident Creating Right of Purchase, and the purchase shall then be consummated within one (1) year after service of such notice. If the Public Service Commission of Wisconsin, or any other regulatory agency having jurisdiction to approve or disapprove the purchase price shall decline to approve such purchase price and shall determine that a different price would be fair and reasonable, the other Companies shall have a like right, for a period of six (6) months after such determination becomes final, to elect to purchase at the different price so determined. The Companies hereby acknowledge and agree that the provisions of this Paragraph 14(d) shall not apply to any adjustment or modification of Ownership Shares pursuant to Paragraph 1.2 herein.

(e)

Consent as Necessary for Bonding. Each of the Companies hereby consents that the restrictions of this Paragraph 14 on transfer and on any right of partition, and any other restriction, term or condition of this Agreement, shall be and hereby is waived and shall be inapplicable to the extent (but only to the extent) that it shall be finally determined, by a court of competent jurisdiction in an action or proceeding to which all of the Companies and their respective mortgagees are parties, that such restriction, term or condition would disqualify the interest of one or more of the Companies in Subject Properties from eligibility as the basis for the issuance of additional bonds under their respective mortgage indentures as in effect as of the date of this Agreement.

Paragraph 15. Mutual Confirmation of Title. In order further to confirm and establish their intended ownership in accordance with their respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein, each of the Companies hereby sells, assigns, and transfers to the other Companies, as tenants in common, all legal, equitable or other interest in any property referred to in Paragraph 13, whether now owned or hereafter acquired, which it may at any time have in excess of its respective Ownership Share, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein, in each case in such proportions to each other Company so that the entire interest of the Companies in such property shall be owned in the manner and in the respective Ownership Shares, as such Ownership Shares may be modified and adjusted from time to time pursuant to Paragraph 1.2 herein.

Each of the Companies agrees that from time to time, upon request by either of the other Companies, it will execute and deliver such further documents or instruments of transfer or confirmation of titles as may, in the opinion of counsel for the requesting Company, be reasonably necessary or advisable to legally effectuate and carry out the intent and purpose of this Agreement.

Paragraph 16. Power and Energy. Subject to Paragraphs 8, 9 and 10, each Company, from the date of commercial operation of the 1975 Unit until the date of commercial operation of the 1978 Unit, shall at all times have full ownership of and available to it at the 1975 Unit the portion of the generating capability of the 1975 Unit and the energy associated therewith, corresponding to its Ownership Share as specified in Paragraph 1.

Subject to Paragraphs 8, 9 and 10, each Company, from the date of commercial operation of the 1978 Unit and thereafter, shall at all times have full ownership of and available to it at the Columbia Plant the portion of the generating capability of the Columbia Plant corresponding to its Ownership Share, as such Ownership Shares may be modified from time to time pursuant to Paragraph 1.2 herein.

Each Company shall keep the Operating Company informed as to the amount of power it requires to be generated for it. Subject to its capability, operating conditions and necessary or unavoidable outages, the 1975 and 1978 Units shall be operated so as to produce a minimum output equal to the sum of the power requirements of the Companies therefrom.

Paragraph 17. Waivers.  Any waiver at any time by any Company of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall be in writing and shall not be deemed a waiver with respect to any subsequent default or matter.  Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.

Paragraph 18. Arbitration. It is mutually agreed among the Companies that all disputes arising out of the performance of this Agreement which cannot be mutually adjusted or otherwise determined by vote as herein provided, shall first be addressed at a meeting between or among the Companies involved in such dispute at which meeting each such Company will be represented by a senior executive officer. If such dispute is not resolved by the meeting of the senior executive officers of such Companies, then the dispute shall be referred promptly to a committee of arbitrators, consisting of one selected by each of the Companies which is a party to such dispute, and one or two additional arbitrators chosen by those thus selected (so that the committee shall not have an even number of members), and the decision of the majority of said committee shall be final and conclusive and binding upon the Companies to the dispute.  The cost of arbitration, including the compensation of the arbitrators, but not the direct expense of any Company in presenting its contentions, shall be assessed by the arbitrators against the respective Companies to the dispute in proportion to the extent to which the claims of each party shall be disallowed. This provision will survive termination of this Agreement.

Paragraph 19. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 2037, and for such longer period as the Companies shall, by mutual agreement, continue to operate either of the 1975 and 1978 Units. Any provision specifically designated in this Agreement to survive the termination hereof and any other provision which, by its nature, may become performable by a Party after termination of this Agreement will survive termination of this Agreement.

Paragraph 20. Amendments. This Agreement may be amended from time to time or canceled at any time, by an instrument or instruments in writing signed by all of the Companies (or their successors or assigns).

Paragraph 21. Successors and Assigns. This Agreement shall inure to the benefit of and bind the successors and assigns of the Companies hereto, but it may be assigned in whole or in part only in accordance with the provisions of Paragraph 14.

Paragraph 22. Paramount Authority. This Agreement, and all of its provisions, shall be subject to the paramount authority of the Public Service Commission of Wisconsin and of any other governmental authority having jurisdiction of the Companies or of the subject matter.

Paragraph 23. Representatives. Each Company, by written notice signed by an executive officer delivered to each other Company, shall designate one representative and alternate to receive notices and communications from another Company or Companies with respect to the subject matter of this Agreement and to deliver to the others, on behalf of such Company, notices, communications, decisions and approvals concerning the subject matter of this Agreement. The manner of making any decision by any Company or giving any approval by any Company shall be determined by such Company for itself but any communication received by any Company from a person designated by another Company pursuant to the preceding sentence (unless such designation shall have been previously revoked as provided in Paragraph 24) may be conclusively relied upon by the recipient as having been authorized by said other Company.

Paragraph 24. Change of Representatives. Any designation by a Company pursuant to Paragraph 23 may be revoked by such Company by designating a substitute representative or alternate by a written notice signed by an executive officer and delivered to each of the other Companies.

Paragraph 25. Prior Columbia Agreements. The Existing Agreement was intended to incorporate the Prior Columbia Agreements into one document for purposes of efficiency and clarity and without changing their meaning, and this Agreement continues that intent; accordingly, the Prior Columbia Agreements were cancelled and superseded by the Existing Agreement to the extent the Prior Columbia Agreements relate to the Columbia Plant, and this Agreement cancels and supersedes the Existing Agreement. For the avoidance of doubt, any other agreements not incorporated into this document which may directly or indirectly relate to the Columbia Plant shall continue to remain in full force and effect. This Agreement shall be effective as of the Effective Date and supersedes the Existing Agreement as of that date. Disputes arising from conduct occurring before the Effective Date shall be governed by the Existing Agreement or, if applicable, Prior Columbia Agreements then in effect, however, the Companies may by unanimous written consent agree to use this agreement to resolve any dispute, regardless of the date of occurrence. For the avoidance of doubt, the Companies acknowledge and agree that the Arbitration Decision No. 51 199 00407 97 is not cancelled or superseded by this Agreement or any Prior Columbia Agreement and will remain in full force and effect.

Paragraph 26. Relationship of Companies. The obligations of the Companies are several and not joint. Any intent to create by this Agreement or by any grant, lease or license related hereto an association, joint venture, trust or partnership or to impose on any Company trust or partnership rights or obligations is expressly negated. Except as expressly provided herein, no Company shall have by virtue of this Agreement or of any such grant, lease or license the right or power to bind any other Company without its express written consent.

Paragraph 27. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Parties shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions that would produce as nearly as possible the rights and obligations previously intended by the Parties without renegotiation of any material terms and conditions stipulated herein.

Paragraph 28. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which will be an original and all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the Companies has caused this Agreement to be duly executed as of the date first set forth above.

WISCONSIN POWER AND LIGHT COMPANY

By:	/s/ John O. Larsen
Name:	John O. Larsen
Title:	President

Attest:	/s/ Roxanne Hanson
Name:	Roxanne Hanson
Title:	Executive Assistant

WISCONSIN PUBLIC SERVICE CORPORATION

By:	/s/ Tom Metcalfe
Name:	Tom Metcalfe
Title:	Executive Vice President - Generation

Attest:	/s/ Jill Duchin
Name:	Jill Duchin
Title:	Litigation Specialist

MADISON GAS AND ELECTRIC COMPANY

By:	/s/ Jeffrey C. Newman
Name:	Jeffrey C. Newman
Title:	Executive VP, CFO, Secretary and Treasurer

Attest:	/s/ Cari Anne Renlund
Name:	Cari Anne Renlund
Title:	VP and General Counsel

EXHIBIT A

Prior Columbia Agreements:

Joint Power Supply Agreement between WPL, WPSC and MGE dated February 2, 1967.

Agreement among WPSC, WPL and MGE dated August 30, 1972 with respect to amendments to the Power Pool Agreement and Joint Power Supply Agreement.

Joint Power Supply Agreement among WPL, WPSC and MGE dated July 26, 1973.

Supplement to Joint Power Supply Agreement dated March 1, 1979.

Supplement No. 2 to Joint Power Supply Agreement dated February 4, 1992.

Amendment No. 1 to Joint Power Supply Agreement dated August 27, 1976.

Amendment No. 2 to Joint Power Supply Agreement dated August 17, 2001 (ATC transfer).

Amendment No. 3 to Joint Power Supply Agreement dated September 21, 2001 (MGE transfer).

Agency Authorization dated April 17, 1968.

Letter from WPSC to MGE and WPL dated April 2, 1968.

Agreement for Construction and Operation of Generating Plant among WPL, WPSC and MGE dated as of January 6, 1970.

Regulatory Agency Authorization (1975 Unit) dated January 6, 1970.

Contract Agency Authorization (1975 Unit) dated January 6, 1970.

Regulatory Agency Authorization (1978 Units) dated August 30, 1972.

Contract Agency Authorization (1978 Units) dated August 30, 1972.

Agreement for Construction and Operation of Columbia Generating Plant among WPL, WPSC and MGE dated July 26, 1973.

Supplement to Agreement for Construction and Operation of Columbia Generating Plant among WPC, WPSC and MGE dated March 1, 1979.

Existing Agreement:

Amended and Restated Agreement for Construction and Operation of Columbia Generating Plant among WPL, WPSC and MGE dated as of January 7, 2007.

Amendment No. 1 to Amended and Restated Agreement for Construction and Operation of Columbia Generating Plant dated May 28, 2010.

Amendment No. 2 to Amended and Restated Agreement for Construction and Operation of Columbia Generating Plant dated December 31, 2014.

EXHIBIT B